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                                                                    Exhibit 10.2

                                                                  EXECUTION COPY
                                                                  --------------




                              EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of March 1st, 2002, between LOEWS CINEPLEX ENTERTAINMENT CORPORATION, a Delaware corporation, which maintains offices at 711 Fifth Avenue, New York, New York 10022 (the "Company"), and Travis Reid (the "Executive"), residing at 6 Patriots Lane, Upper Saddle River, New Jersey 07458.

         WHEREAS, Executive is currently employed by the Company pursuant to an employment agreement, dated as of May 1, 1998 (the "Current Employment Agreement");

         WHEREAS, Executive and the Company have agreed to terminate the Current Employment Agreement contingent upon and effective as of the "Effective Date" (as defined in the Company's Chapter 11 Plan of Reorganization (the "Plan of Reorganization")), subject to the provisions set forth herein; and

         WHEREAS, the Company desires to continue the employment of Executive and Executive is willing to continue such relationship directly with the Company, on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth in this Agreement, for a term (the "Employment Period") commencing on the Effective Date and continuing until the third anniversary of the Effective Date (the "Expiration Date").

         2. DUTIES AND PRIVILEGES. During the Employment Period, Executive shall serve as President of North American Operations and Chief Operating Officer of the Company and be responsible to and report to the Chief Executive Officer of the Company (the "CEO"). During the Employment Period, Executive shall have such authority and perform such duties which are consistent with Executive's title and position as President of North American Operations and Chief Operating Officer of the Company as the CEO may from time to time prescribe; devote Executive's entire business time, ability and energy exclusively to the performance of Executive's duties hereunder (except that Executive may participate in charitable and industry activities that do not interfere with his duties hereunder); and use Executive's best efforts to advance the interests and businesses of the Company, and its divisions and subsidiaries. Executive's principal office shall be located in the New York metropolitan area.

3.   COMPENSATION.

         (a) BASE SALARY. The Company shall pay to the Executive a salary at the rate of $575,000 per year during the Employment Period; provided, however, that such amount shall be reviewed by the Board of Directors of the Company (the "Board") annually, and may, in the sole discretion of the Board, be increased (as so increased, "Base Salary").

         (b) EMPLOYEE BENEFIT PLANS. During the Employment Period, Executive shall be eligible to participate in all then operative employee benefit plans of the Company which are applicable generally to the Company's senior executives on a basis no less favorable than the basis on which the Executive participated in such plans prior to the Effective Date and which shall provide benefits that are substantially comparable to those provided prior to the Effective Date ("Employee Benefit Plans"). Notwithstanding the foregoing, Executive shall be entitled to no less than four weeks paid vacation each year during the Employment Period. Executive's participation in or entitlement under any such Employee Benefit Plan shall at all times be subject to the terms and conditions thereunder. To the extent permitted by law and provided for by the applicable Employee Benefit Plan, Executive shall be entitled to prior service credit for eligibility and vesting purposes for his years of service with any group of which the Company (or its predecessor) was a member in respect of any medical or retirement Employee Benefit Plan for which years of service are generally applicable; provided, however, that any such entitlement to prior service credit will not result in any duplication of benefits to the Executive.

         (c) ANNUAL BONUS. During the Employment Period, Executive shall be eligible to receive an annual bonus (the "Annual Bonus") for each fiscal year ending during the Employment Period pursuant to a bonus plan providing for substantially the following opportunity: If the Company meets 85% of its budgeted EBITDA for the applicable fiscal year, the Annual Bonus shall be equal to 30% of the Executive's Base Salary; if the Company meets 100% of its budgeted EBITDA for the applicable fiscal year, the Annual Bonus shall be equal to 60% of the Executive's Base Salary (the "Target Bonus"); and if the Company meets 115% of its budgeted EBITDA for the applicable fiscal year, the Annual Bonus shall be equal to 80% of the Executive's Base Salary ( the 85%, 100% and 115% thresholds each being referred to herein as a "Budget Threshold"). In respect of any applicable fiscal year, if the Company meets a percentage of its budgeted EBITDA that falls in between any two of the Budget Thresholds, the Executive's Annual Bonus shall be determined by interpolating, on a straight-line basis, the bonus payable based on performance at each of the Budget Thresholds, such that (for illustration purposes only) if the Company meets 90% of its budgeted EBITDA for the applicable fiscal year, the Executive would be entitled to an Annual Bonus equal to 40.00% of the Executive's Base Salary, such percentage being determined as the sum of 30% plus the product of (i) (A) 90% minus 85% divided by (B) 100% minus 85% and (ii) 60% minus 30%. The amount of the Annual Bonus, if any, which is earned by Executive shall be paid by the Company to Executive no later than ninety (90) days following the close of the Company's fiscal year.

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         (d) EQUITY OFFER. Within one hundred and fifty (150) days of the
Effective Date (the "Offer Period"), the Company shall in good faith proffer in writing to Executive a right to acquire equity in the Company ("Equity Offer"). Executive shall have the right to accept or reject the Equity Offer by providing written notice to the Company indicating his decision within ninety
(90) days after receiving the Equity Offer (the "Review Period").

         (e) AUTOMOBILE. To facilitate Executive's performance of Executive's duties hereunder, the Company shall make available to Executive, during the Employment Period, either (as determined by the Company in its sole discretion)
(i) a leased automobile or (ii) a monthly car allowance sufficient to cover all expenses relating to the Executive's automobile (including any lease or financing charges, insurance costs, maintenance expenses and parking) payable to the Executive in cash, but in no event less than the amount of his current car allowance, in each case in accordance with the Company's automobile policy as from time to time in effect. In the event the Company provides Executive with a leased automobile, Company shall also pay for or provide parking to Executive near the Company's New York office.

     4. EXPIRATION OF TERM. Executive's employment by the Company shall automatically expire and terminate on the Expiration Date unless sooner terminated pursuant to the provisions of this Section 4.

         (a) DEATH. Executive's employment by the Company shall automatically terminate upon Executive's death.

         (b) DISABILITY. The Company shall have the right and option, exercisable by giving written notice to Executive, to terminate Executive's employment by the Company at any time after Executive has been unable to perform the services or duties required of Executive in connection with Executive's employment by the Company as a result of physical or mental disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) month period.

         (c) FOR CAUSE. The Company shall have the right and option, exercisable by giving written notice to Executive, to terminate Executive's employment by the Company at any time after the occurrence of any of the following events or contingencies (any such termination being deemed to be a termination "For Cause"):

              (i) Executive (x) materially breaches, materially repudiates or otherwise materially fails to comply with or perform any of the terms of this Agreement, any duties of Executive in connection with Executive's employment by the Company or any of the Company's policies or procedures, (y) deliberately interferes with the material compliance by any other executive of the Company with any of the foregoing or (z) commits an act or omission that constitutes gross negligence in connection with Executive's employment by the Company, and any such action described in (x), (y) or (z) hereof (as applicable), if correctable, is not materially corrected within thirty (30) days after notice from the Company;

              (ii) The conviction by Executive of a felony or the pleading by Executive of guilty or no contest (or similar plea) to any felony (other than a crime for which vicarious liability is imposed upon Executive solely by reason of Executive's position with the Company, and not by reason of Executive's conduct);

              (iii) Any act or omission by Executive constituting fraud or willful misconduct in connection with Executive's employment by the Company; provided, however, that any act or omission by the Executive shall not constitute fraud or willful misconduct if such act or omission is made in good faith; or

              (iv) Any other act, omission, event or condition constituting cause for the discharge of an executive under the laws of New York which, if correctable, is not corrected within thirty (30) days after notice from the Company.

         (d) WITHOUT CAUSE. The Company shall have the right and option, exercisable by giving written notice to Executive, to terminate Executive's employment by the Company "Without Cause" and for any reason or for no reason (the Company's "Termination Rights"). The Company's Termination Rights are not limited or restricted by, and shall supersede, any policy of the Company requiring or favoring continued employment of its executives during satisfactory performance, any seniority system or any procedure governing the manner in which the Company's discretion is to be exercised. No exercise by the Company of its Termination Rights shall, under any circumstances, be deemed to constitute (i) a breach by the Company of any term of this Agreement, express or implied (including without limitation a breach of any implied covenant of good faith and fair dealing), (ii) a wrongful discharge of Executive or a wrongful termination of Executive's employment by the Company, (iii) a wrongful deprivation by the Company of Executive's corporate office (or authority, opportunities or other benefits relating thereto) or (iv) the breach by the Company of any other duty or obligation, express or implied, which the Company may owe to Executive pursuant to any principle or provision of law (whether contract or tort); provided, however, that notwithstanding the foregoing, a breach by the Company of its payment obligations pursuant to Section 5 shall be deemed to be a breach of this Agreement.

         The failure or refusal of the Company to renew or extend the Employment Period, or otherwise offer the Executive a new employment agreement by the Expiration Date that meets the requirements set forth in the next sentence, shall be deemed to constitute a termination of Executive's employment by the Company Without Cause for the purpose of triggering any rights of or causes of action by Executive under this Agreement. If the Company offers the Executive a new employment agreement consisting of terms and conditions no less favorable than those set forth in this Agreement (except that (a) the annual base salary under such agreement shall not be less than the Executive's Base Salary in effect immediately prior to the termination of this Agreement and (b) the term of such agreement shall be for a period no less than two (2) years), a termination of the Executive's employment Without Cause shall not be deemed to have occurred, regardless of whether the Executive accepts or declines to accept the extended offer of employment.

         (e) GOOD REASON. The Executive shall have the right and option, exercisable by giving written notice to the Company, to terminate Executive's employment by the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) the Company's material reduction of the duties or responsibilities of the Executive or (ii) the Company's material breach of this Agreement which, if correctable, is not corrected within thirty (30) days after notice from the Executive.

         (f) REJECTION OF, VOLUNTARY TERMINATION PRIOR TO, OR FAILURE TO RESPOND TO EQUITY OFFER. Executive's employment by the Company shall terminate upon (i) the Executive's delivery of written notice to the Company within the Review Period indicating his rejection of the Equity Offer, (ii) the Executive's voluntary termination prior to responding to the Equity Offer within the Review Period, or (iii) the expiration of the Review Period if the Executive failed to respond to the Equity Offer during such period.

         (g) FAILURE TO PROFFER EQUITY OFFER. Executive's employment by the Company shall terminate upon the expiration of the Offer Period if the Company failed to make the Equity Offer to the Executive during such period.

     5. SEVERANCE OBLIGATIONS.

         (a) TERMINATION FOR ANY REASON. If the Executive's employment by the Company is terminated during the Employment Period for any reason, including a voluntary or For Cause termination, the Company shall pay or provide the Executive with the following:

              (i) ACCRUED COMPENSATION. The Company shall be obligated to pay to Executive not later than the effective date of such termination all unpaid Base Salary, car allowance (if any), parking, vacation and reimbursable expenses which shall have accrued as of the effective date of such termination; and

              (ii) OTHER BENEFITS. The terms and conditions of applicable Employee Benefit Plans, if any, shall control Executive's entitlement, if any, to receive benefits thereunder.

         (b) CERTAIN TERMINATIONS FOLLOWING ACCEPTANCE OF EQUITY OFFER. If Executive accepts the Equity Offer within the Review Period and his employment with the Company is thereafter terminated by the Company Without Cause or by the Executive for Good Reason, the Executive shall, in addition to the benefits provided pursuant to Section 5(a) hereof, be entitled to the following:

              (i) AGREEMENT SEVERANCE. If elected by the Executive, the Executive shall be entitled to the Agreement Severance. For purposes of

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this Agreement, the "Agreement Severance" shall mean (x) a lump sum amount, payable in cash within thirty (30) days after the Executive's date of termination, that is equal to the Executive's Base Salary (at the rate in effect at on the date of the Executive's termination), Target Bonus, and benefits (to the extent quantifiable), in each case that would have been payable to the Executive through the Expiration Date as provided in Sections 3(a), (b), (c) and
(e) hereof, plus (y) the continuance by the Company of any benefits that are not quantifiable (e.g., health insurance) as provided in Section 3(b) hereof in such manner as if this Agreement had not been terminated until the Expiration Date; or

              (ii) "SEVERANCE AMOUNT". Alternatively, the Executive may elect to receive (x) a lump sum cash payment equal to one million one hundred and sixty-six thousand six hundred and sixty-seven dollars ($1,166,667) (the "Severance Amount"), plus (y) a pro rata portion of the Target Bonus for the Company fiscal year in which such termination occurs through the effective date of such termination (determined by multiplying the Target Bonus for the Company fiscal year in which such termination occurs by a fraction, the numerator of which shall be the number of days of such fiscal year that have elapsed during the Employment Period and the denominator of which shall be three hundred and sixty-five (365)) (the "Pro Rata Bonus"), which amounts described in (x) and (y) above shall be paid within thirty (30) days after the date of the Executive's termination.

         (c) TERMINATION PURSUANT TO SECTION 4(f). If the Executive's employment with the Company is terminated pursuant to Section 4(f) hereof, the Executive shall, in addition to the benefits provided pursuant to Section 5(a) hereof, be entitled to (x) a lump sum cash payment equal to one and one-half (1 1/2) times the Severance Amount or one million seven hundred and fifty thousand dollars ($1,750,000), plus (y) the Pro Rata Bonus (collectively, the "Modified Severance Amount"), which amounts described in (x) and (y) above shall be paid within thirty (30) days after the date of the Executive's termination.

         (d) CERTAIN TERMINATIONS PRIOR TO ACCEPTANCE OF EQUITY OFFER; TERMINATION PURSUANT TO SECTION 4(g). (i) If the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive's employment Without Cause, in either case prior to (x) a written Equity Offer being delivered by the Company to the Executive within the requisite Offer Period or (y) the Executive's delivery of written notice to the Company accepting an outstanding Equity Offer within the requisite Review Period, or (ii) if the Executive's employment with the Company is terminated pursuant to Section 4(g) hereof, the Executive shall, in addition to the benefits provided pursuant to Section 5(a) hereof, be entitled to the following:

              (A) AGREEMENT SEVERANCE. If elected by the Executive, the Executive shall be entitled to the Agreement Severance as provided in Section 5(b)(i) hereof; or

              (B) MODIFIED SEVERANCE AMOUNT. Alternatively, the Executive may elect to receive the Modified Severance Amount as provided in Section 5(c) hereof.

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         (e) EQUITY OBLIGATIONS. The terms and conditions of the Equity Offer shall control Executive's entitlement, if any, with respect to any options or other equity granted pursuant to such Equity Offer.

         (f) MITIGATION; SET-OFF. The Executive shall have no obligation to mitigate; it being expressly agreed that if Executive receives employment income from a third party after such termination and on or before the Expiration Date, such employment income shall not be set off against any payments to be made to Executive by the Company in connection with its exercise of its Termination Rights.

         (g) RETURN OF PROPERTY. Immediately upon any termination of Executive's employment hereunder (whether or not pursuant to Section 4), Executive shall return to the Company all property of the Company heretofore provided to Executive by the Company, or otherwise in the custody, possession or control of Executive (including, without limitation, the "Confidential Information" described in Paragraph 6(b) of Exhibit A attached hereto). Notwithstanding any provision of this Agreement to the contrary, no termination of Executive's employment for any reason whatsoever shall in any manner operate to terminate, limit or otherwise affect the Company's ownership of any of the rights, properties or privileges granted to the Company hereunder.

         (h) SATISFACTION BY COMPANY. Subject to Section 6 hereof, satisfaction of the severance obligations set forth in this Section 5 by the Company shall terminate any and all of the Company's severance obligations under this Agreement and under Section 4.2(a) of the Retention and Severance Plan.


     6. Gross-Up Payment.

         (a) PAYMENT. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive by the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes and employment taxes at the highest marginal rate of federal, state and local income taxation and employment taxation in the calendar year in which the Gross-Up Payment is to be made and/or the calendar year in which the termination date occurs, as applicable, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

         (b) Determination By Accountant. All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section 6, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 6(b), shall be made by an independent accounting firm selected by the Executive from among the five (5) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) days following the termination date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within ten (10) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 6(a), which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment. The fees and expenses of the Accounting Firm shall be paid by the Company.

     7. STANDARD TERMS. Attached as Exhibit A hereto and deemed a part hereof are the Company's Standard Terms and Conditions of Employment Agreement, all of which terms are binding on the parties hereto and incorporated herein. For convenience, provisions of this Agreement shall be referred to as "Sections" and provisions of the Standard Terms shall be referred to as "Paragraphs." In the case of any conflict between the terms of this Agreement and the terms of Exhibit A hereto, the terms of this Agreement shall govern.

     8. SUPERSEDING AGREEMENT. Upon the Effective Date, this Agreement, including Exhibit A hereto, shall constitute the full and entire understanding of the parties hereto with respect to the subject matter hereof and, upon the Effective Date, shall supersede any prior agreements with respect thereto, including, without limitation, the Current Employment Agreement; provided, however, that any salary accrued by the Executive prior to the Effective Date under his Current Employment Agreement which remains unpaid as of such date shall remain the obligation of the Company until satisfied and shall not be superseded by this Agreement.

     9. SURVIVAL. In the event that the Executive's employment by the Company is terminated pursuant to the provisions set forth under Section 4 hereof or otherwise, this Agreement shall then also terminate; provided, however, that the rights and obligations set forth under Sections 5 and 6 of this Agreement and under Sections 6(a), 6(b), 6(c), 6(d), 6(e), 13, 14(a), 14(b), 14(c), 14(d) and
14(f) of Exhibit A (attached hereto) shall survive until such rights and obligations are fully satisfied in accordance with the terms set forth herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.



                                   /s/ Travis Reid
                                  ----------------------------------------
                                  TRAVIS REID

                                  LOEWS CINEPLEX ENTERTAINMENT
                                  CORPORATION

                                  By: /s/ Lawrence J. Ruisi
                                     --------------------------------

                                    EXHIBIT A

              STANDARD TERMS AND CONDITIONS OF EMPLOYMENT AGREEMENT


     1. DEFINITIONS. All capitalized terms used herein shall have the meanings ascribed to them in the Agreement attached hereto. The following words, terms and phrases (and variations thereof) used herein shall have the following meanings:

         (a) An "Affiliate", of a party means a Person which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, such party.

         (b) "Intellectual Property" means any and all intellectual, artistic, literary, dramatic or musical rights, works or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, characters, plots, themes, dialogue, stories, scripts, treatments, outlines, submissions, ideas, concepts, packages, compositions, artwork and logos, and all audio, visual or audio-visual works of every kind and in every stage of development, production and completion, and all rights to distribute, advertise, promote, exhibit or otherwise exploit any of the foregoing by any means, media or processes now known or hereafter devised.

         (c) "Media Business" means all Persons engaging in any of the following: (i) the creation, production, distribution, exhibition or other exploitation of theatrical motion pictures, television programs, sound recordings or other visual, audio or audio-visual works or recordings of any kind; (ii) television (including pay, free, over-the-air, cable and satellite) or radio broadcasting; (iii) book, newspaper or periodical publishing; (iv) music publishing; (v) "merchandising" (as that term is generally understood in the entertainment industry); or (vi) advertising.

         (d) "Person" means any individual, corporation, trust, estate, partnership, joint venture, company, association, league, group, governmental agency or other entity of any kind or nature.

         (e) "Theatrical Business" means all Persons engaging in the theatrical exhibition of motion pictures.

     2. COMPENSATION.

         (a) Executive's Base Salary shall be payable in equal installments (not less frequently than monthly) in accordance with the Company's customary payroll practices. No additional compensation shall be payable to Executive by reason of the number of hours worked or by reason of any hours worked on Saturdays, Sundays,


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

holidays or otherwise. All compensation payable to Executive hereunder (whether in the form of Base Salary, benefits or otherwise) shall be subject to all applicable laws, statutes, governmental regulations or orders, the terms of all applicable Employee Benefit Plans and the terms of all agreements between or binding upon the Company and Executive requiring the deduction or withholding of any amounts from such payments, and the Company shall have the right to make such deductions and withholdings in accordance with the Company's interpretation thereof in the Company's sole judgment.

         (b) Subject to Section 3(b) of the Agreement, Executive shall be eligible to participate in fringe benefits, if any, maintained by the Company for executives generally on the same basis as comparable executives of the Company.

         (c) Subject to the requirements of Executive's position and corporate office, Executive shall be entitled to annual vacations in accordance with the Company's vacation policy in effect from time to time.

         (d) The Company recognizes that, in connection with Executive's performance of Executive's duties and obligations hereunder, Executive will incur certain ordinary and necessary expenses of a business character. The Company shall pay Executive for such business expenses on the presentation of itemized statements of such expenses, provided their extent and nature are approved in accordance with the policies and procedures of the Company.

     3. RIGHT TO INSURE. The Company shall have the right to secure, in its own name or otherwise and at its own expense, life, health, accident or other insurance covering or otherwise insuring Executive, and Executive shall have no right, title or interest in or to any such insurance or any of the proceeds or benefits thereof. Executive shall fully assist and cooperate with the Company in procuring any such insurance, including without limitation by submitting to such examinations, and by signing such applications and other instruments, as may reasonably be required by any insurance carrier to which application is made by the Company for any such insurance.

     4. Employment Exclusive. Except as provided herein, Executive shall not perform services for any Person other than the Company during the Employment Period without the prior written consent of the Company and will not during the Employment Period engage in any activity which would interfere with the performance of Executive's services hereunder, or become financially interested in or associated with, directly or indirectly, any Media Business.

     5. Interest in Other Corporations. Notwithstanding anything to the contrary contained in Paragraph 4 hereof, Executive may own during the Employment Period up to one percent (1%) of any class of any Person's outstanding securities which are listed on any national securities exchange, registered under Section 12(g) of the Securities Exchange Act of 1934 or otherwise publicly traded, provided that the holdings of Executive of any such security of a Media Business or any Person which does business with the Company or its Affiliates do not represent more than 10% of the


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

aggregate of Executive's investment portfolio at any time.

     6.   OWNERSHIP OF PROCEEDS OF EMPLOYMENT;
          CONFIDENTIALITY OF INFORMATION; ETC.

         (a) The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive's services, work and labor during the Employment Period in connection with Executive's employment by the Company, including without limitation all Intellectual Property which Executive may develop, create, write or otherwise produce during the Employment Period, free and clear of any and all claims, liens or encumbrances. All results and proceeds of Executive's services, work and labor during the Employment Period shall be deemed to be works-made-for-hire for the Company within the meaning of the copyright laws of the United States and the Company shall be deemed to be the sole author thereof in all territories and for all purposes.

         (b) All information, plans, documents, notes, memoranda and Intellectual Property of any kind received, compiled, produced or otherwise made available to Executive during or in connection with Executive's employment by the Company, whether or not originated or developed by the Executive, relating in any way to the business of the Company or of any of its Affiliates and which has not been made available or confirmed to the public by the Company ("Confidential Information") shall be the sole and exclusive property of the Company and shall in perpetuity (both during and after Executive's employment by the Company) be maintained in utmost confidence by Executive and held by Executive in trust for the benefit of the Company. Executive shall not during the Employment Period or at any time thereafter directly or indirectly release or disclose to any other Person, or use in any manner (whether for his own benefit or for the benefit of any other Person), any Confidential Information, except with the prior written consent of the Company and in furtherance of the Company's business or as required by law. Executive acknowledges that the Confidential Information is of substantial value to the Company and that the Company could suffer substantial damage if it were disclosed or used without the Company's prior written consent.

         (c) Executive shall not (without the Company's consent), directly or indirectly, at any time during the Employment Period or until Executive's earlier termination (and, in the case of clause (i) below, for a period of twelve (12) months thereafter), nor shall Executive during such time period authorize or assist any other Person to, solicit, entice, persuade or induce any Person to do any of the following:

              (i) Terminate or refrain from extending or renewing (on the same or different terms) such Person's employment by, or contractual or business relationship with, the Company or any of its Affiliates; or

              (ii) Become employed by, enter into contractual relationships with, or make, create, produce or distribute any motion picture or other Intellectual Property, or otherwise engage in any Media Business, for any Person other than the Company or its Affiliates.



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

         (d) If the Executive has accepted the Equity Offer (and only if the Executive has accepted the Equity Offer) in writing prior to his termination of employment in accordance with the terms of the Agreement, Executive agrees that he shall not, directly or indirectly, for a period of twelve (12) months following termination of his employment, become employed by or otherwise participate in the management of or have any financial interest in (other than as permitted in Section 5 hereof) a Theatrical Business in any market in which the Company or any of its subsidiaries conducts business or has, as of the date of termination of his employment, developed plans and expended substantial resources to commence business.

         (e) If the Executive's employment is terminated for any reason, Executive agrees that, unless the Company has failed to perform its obligations under Section 5(b), 5(c), 5(d) or 6 of the Agreement, he shall not, directly or indirectly, for a period of twelve (12) months following termination of his employment, assist any Theatrical Business in the erection, development or planning (or, to the extent having an adverse impact on the Company, operation) of any motion picture theaters in Manhattan, except with the prior written consent of the Company.

         (f) The Company shall have the right to use the Executive's name, approved biography (such approval not to be unreasonably withheld), and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as an endorsement.

     7. Warranties and Covenants. Executive warrants, represents and covenants to the Company as follows:

         (a) Executive is free to enter into this Agreement and to perform the services contemplated hereunder.

         (b) Executive is not currently (and will not, to the best knowledge and ability of Executive, at any time during the Employment Period be) subject to any agreement, understanding, obligation, claim, litigation, condition or disability which could adversely affect Executive's performance of any of Executive's obligations hereunder or the Company's complete ownership and enjoyment of all of the rights, powers and privileges granted to the Company hereunder.

         (c) No Intellectual Property written, composed, created or submitted by Executive at any time during Executive's employment by the Company shall, to the best of Executive's knowledge, violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

     8. Employment after Term. Executive's employment by the Company may be continued beyond the Expiration Date by the express consent of both parties (which consent each party shall have the right to grant or withhold in its sole and absolute discretion), in which case, unless a new employment agreement is consummated, (i) the relationship between the Company and Executive shall be that of employment-at-will which may be terminated by either the Company or Executive at any time upon ten (10) days' written notice, with or without cause, for any reason or for no reason, and without liability of any nature, and (ii) Executive's employment by the Company, if any, after the Expiration Date shall be governed by all of the terms and conditions of this Exhibit A, which shall survive any termination of the Agreement and which shall not be inconsistent with the at-will nature of such employment. Whether the termination of this Agreement upon the Expiration Date shall entitle the Executive to a severance payment(s) shall be governed by Sections 4(d) and 5 of the Agreement.

     9. Immigration. In accordance with the Immigration Reform and Control Act of 1986 and the regulations adopted thereunder (8 CFR, Parts 109 and 274a), the obligations of the Company under this Agreement are subject to and conditioned upon Executive verifying and delivering to the Company, within three (3) business days of Executive's first date of employment, the Form I-9 prescribed by the Immigration and Naturalization Service, and presenting to the officer of the Company designated therefor the original documentation required under such regulations to establish (i) the identity of Executive and (ii) that Executive is lawfully authorized to work in the United States. If Executive is unable to provide the documents required within the aforesaid three (3) business-day period, Executive must (i) present to such designated officer within said three
(3) business days a receipt for the application for the documents prescribed and
(ii) the original documents required within twenty-one (21) days of Executive's first date of employment. If Executive fails to verify and deliver the Form I-9 and present the required original documents within the stated time period, this Agreement and Executive's employment hereunder shall cease and terminate as if this Agreement had never been entered into and neither party shall have any further right, duty or obligation to the other under this Agreement.

     10. Equitable Relief. Executive acknowledges that the services to be rendered by Executive under this Agreement, and the rights and privileges granted by Executive to the Company hereunder, are of a special, unique, extraordinary and intellectual character which gives them a peculiar and special value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Executive of any of the provisions hereof will cause the Company great and irreparable injury. Executive acknowledges that the Company shall, therefore, be entitled, in addition to any other remedies which it may have under this Agreement or at law, to receive injunctive and other equitable relief (including without limitation specific performance) to enforce any of the rights and privileges of the Company or any of the covenants or obligations of Executive hereunder, and no bond or other security shall be required in connection therewith. Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies which the Company may have. In the event that any court or tribunal shall at any time hereafter hold any covenants or restrictions contained in this Agreement to be unenforceable or unreasonable as to the scope, territory or period of time specified therein, such court shall have the power, and is specifically requested by Executive and the Company, to declare or determine the scope, territory or period of time which it deems to be reasonable or enforceable and to enforce the restrictions contained therein to such extent.

     11. Governing Law. The substantive laws (as distinguished from the choice of law rules) of the State of New York shall govern (i) the validity and interpretation of this Agreement, (ii) the performance by the parties hereto of their respective duties and obligations hereunder and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating in any fashion to Executive's employment by the Company or the termination of such employment.

     12. Notices. All notices, requests, demands or other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by telegram, by telecopier to the applicable telecopier number listed below, or by United States mail, postage prepaid, certified or registered, with return receipt requested, or otherwise actually delivered:

     If to Executive, to him at the address listed on page 1 of this Agreement. If to the Company, to it at:

             711 Fifth Avenue
             New York, New York  10022
             Attention: Chief Executive Officer

     with a copy at the same address,

             Attention: General Counsel

or such other addresses as Executive or the Company shall have designated by written notice to the other party hereto. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered (or, in the case of telecopier, on the date actually sent by telecopier) or upon the expiration of three (3) days after the date mailed, as the case may be.

     13. Service as Expert Witness. Executive acknowledges that during the Employment Period Executive will have access to confidential and proprietary information concerning the Company, including, without limitation, access to various proprietary and confidential contracts and financial data. Executive agrees that Executive shall not at any time either during or after the term of this Agreement serve as an "expert witness" or in any similar capacity in any litigation or other proceeding to which the Company or any of its Affiliates or subsidiaries is a party without the prior written consent of the Company or such affiliate or subsidiary, as the case may be.

     14. Miscellaneous.

         (a) This Agreement and the exhibits hereto contain a complete statement of all of the arrangements between the parties with respect to Executive's employment by the Company, supersede all existing agreements between them concerning Executive's employment and cannot be changed or terminated orally. No provision of this Agreement shall be interpreted against any party because that party or its legal representative drafted the provision. There are no warranties, representations or covenants, oral or written, express or implied, except as expressly set forth herein. Executive acknowledges that Executive does not rely and has not relied upon any representation or statement made by the Company or any of its representatives relating to the subject matter of this Agreement except as set forth herein.

         (b) If any provision of this Agreement or any portion thereof is declared by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced, the remainder of such provision, and all of the remaining provisions of this Agreement, shall continue in full force and effect and no provision shall be deemed dependent on any other provision unless so expressed herein.

         (c) The failure of a party to insist on strict adherence to any term of this Agreement shall not be considered a waiver of, or deprive that party of the right thereafter to insist on strict adherence to, that term or any other term of this Agreement.

         (d) The headings in this Agreement (including the exhibits hereto) are solely for convenience of reference and shall not affect its interpretation.

         (e) The relationship between Executive and the Company is exclusively that of employer and executive, and the Company's obligations to Executive hereunder are exclusively contractual in nature.

         (f) Executive shall, at the request of the Company, execute and deliver to the Company all such documents as the Company may from time to time deem necessary or desirable to evidence, protect, enforce or defend its right, title and interest in or to any Confidential Information, Intellectual Property or other items described in Paragraph 6 hereof. If Executive shall fail or refuse to execute or deliver to the Company any such document upon request, the Company shall have, and is granted, the power and authority to execute the same in Executive's name, as Executive's attorney-in-fact, which power is coupled with an interest and irrevocable.

         (g) The Company may assign this Agreement, Executive's services hereunder or any of the Company's interests herein (i) to any Person which is a party to a merger or consolidation with the Company, (ii) to any Affiliate of the Company or (iii) to any Person acquiring substantially all of the assets of the Company or the unit of the Company for which Executive is rendering services; and, provided that any such assignee assumes the Company's obligations under this Agreement, the Company shall thereupon be relieved of any and all liability hereunder. Executive shall not have the right to assign this Agreement or to delegate any duties imposed upon Executive under this Agreement without the written consent of the Company, and any such purported assignment or delegation shall be void ab initio.


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